BrainStorm Receives Approval to Begin Clinical Trial of Adult Stem Cell Therapy in Patients with ALS

Building on Nearly Five Years of Research, BrainStorm is the First Company to Receive Clearance from the Israeli Ministry of Health for a Differentiated Stem Cell-Based Therapy in Israel

New York and Petach Tikvah, Israel – October 11, 2010 - BrainStorm Cell Therapeutics Inc. (OTCBB: BCLI), a leading developer of adult stem cell technologies and therapeutics, today announced that the Israeli Ministry of Health (MOH) has granted clearance for a Phase I/II clinical trial using the company’s autologous NurOwn™ stem cell therapy in patients with amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig's Disease. BrainStorm is the first company to receive clearance from the MOH for a differentiated stem cell-based therapy in Israel.

“The Israeli Ministry of Health’s clearance of our NurOwn™ clinical trial is one of BrainStorm’s most significant accomplishments to date,” said Chaim Lebovits, President of BrainStorm.  “We believe that our specific differentiated stem cells derived from a patient’s own bone marrow could represent a new treatment paradigm for patients with ALS and other neurological disorders.”

The Phase I/II clinical trial will be conducted in cooperation with the world-renowned Hadassah Medical Center and will be conducted by a joint team headed by the principal investigator Dimitrios Karussis, M.D., Ph.D., of the Hadassah Medical Center, and a scientific team from BrainStorm headed by Prof. Eldad Melamed. The initial phase of the study is designed to establish the safety of NurOwn™ and will later be expanded to assess efficacy.

The trial is expected to begin following validation of sterility tests requested by the MOH and screening of patients for the trial. Additional information regarding the process of selecting patients for the Phase I/II clinical trial will be communicated at a later date.

“I am extremely pleased to learn about this new development," said Dr. Jacob Frenkel,  Chairman of JPMorgan Chase International and a member of the JPMorgan Chase (NYSE: JPM) Executive Committee and its International Council and a member of the Advisory Board of BrainStorm.  "I wish to express my appreciation to the Israeli Ministry of Health for approving BrainStorm's application and allowing the researchers in the company to try to bring hope for the patients who are waiting anxiously for a successful treatment.”

 “We are very excited by this new approach to develop neuronal supporting cells; the hope is that these cells will be neuroprotective and clinically beneficial in several neurological diseases, such as ALS and Parkinson’s Disease,” said Robert H. Brown Jr., M.D. Ph.D., Professor and Chair of Neurology at the University of Massachusetts Medical School. “Successful slowing of these diseases using these neural-supporting mesenchymal cells would have a profound impact on the field.  If safe and effective, this new therapy could become a treatment option for thousands of patients.”

About Amyotrophic Lateral Sclerosis

Amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig's Disease, is a progressive neurodegenerative disease that affects nerve cells in the brain and the spinal cord. According to the ALS Association, approximately 5,600 people in the U.S. are diagnosed with ALS each year and it is estimated that as many as 30,000 Americans may have the disease at any given time. The financial cost to families of patients is exceedingly high, and it is estimated that in the advanced stage, care can cost an average of $200,000 per year, which represents more than a $6 billion cost to the healthcare system.

About NurOwn™

BrainStorm’s core technology, NurOwn™, is based on the scientific achievements of Professor Eldad Melamed, former Head of Neurology, Rabin Medical Center, and Tel-Aviv University, and a member of the Scientific Committee of the Michael J. Fox Foundation for Parkinson's Research, and Professor Daniel Offen, Head of the Neuroscience Laboratory, Felsenstein Medical Research Center (FMRC) at the Tel-Aviv University.

The NurOwn™ technology processes adult human mesenchymal stem cells that are present in bone marrow and are capable of self-renewal as well as differentiation into many other cell types. The research team is among the first to have successfully achieved the in vitro differentiation of adult bone marrow cells (animal and human) into astrocyte-like cells capable of releasing neurotrophic factors, including glial-derived neurotrophic factor (GDNF). The ability to induce differentiation into astrocyte-like cells along with intramuscular or intrathecal (or other) delivery makes NurOwn™ technology highly attractive for treating ALS and Parkinson’s disease as well as MS and spinal cord injury.

BrainStorm’s stem cell therapy contains human mesenchymal stromal cells induced to differentiate into astrocyte-like cells secreting neurotrophic factors by means of a specific differentiation-inducing culture medium.

About BrainStorm Cell Therapeutics, Inc.

BrainStorm Cell Therapeutics Inc. is an emerging company developing adult stem cell therapeutic products, derived from autologous (self) bone marrow cells, for the treatment of neurodegenerative diseases. The Company holds rights to develop and commercialize the technology through an exclusive, worldwide licensing agreement with Ramot at Tel Aviv University Ltd., the technology transfer company of Tel-Aviv University.  For more information, visit the company’s website at www.brainstorm-cell.com.

Safe Harbor Statement

Statements in this announcement other than historical data and information constitute "forward-looking statements" and involve risks and uncertainties that could cause BrainStorm Cell Therapeutics Inc.'s actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include risks associated with BrainStorm's limited operating history, history of losses; minimal working capital, dependence on its license to Ramot's technology; ability to adequately protect the technology; dependence on key executives and on its scientific consultants; ability to obtain required regulatory approvals; and other factors detailed in BrainStorm's annual report on Form 10-K and quarterly reports on Form 10-Q available at http://www.sec.gov. The Company does not undertake any obligation to update forward-looking statements made by us.

Company Contact:	Investors/Media Contact:
Rami Efrati, CEO	Michael Becker, Senior Partner
BrainStorm Cell Therapeutics	MD Becker Partners LLC
Phone: +972-3-9236384	Phone: +1-267-756-7094
Email: efrati@brainstorm-cell.com	Email: brainstorm@mdbpartners.com